Exhibit 10.2

LOAN TERMINATION AGREEMENT

This LOAN TERMINATION AGREEMENT (this “Agreement”), dated as of March 31, 2017, is by and among The Lightstone Group, LLC, a Delaware limited liability company (“Lightstone”), Lightstone Real Estate Income Trust, Inc., a Maryland Corporation (the “REIT” and together with Lightstone, the “Parties” and individually, a “Party”).

WITNESSETH:

WHEREAS, each of the Parties is a party to that certain Loan Agreement, dated March 18, 2016 (the “Loan Agreement”);

WHEREAS, Section 5 of the Loan Agreement provides that the Loan Agreement may be terminated by written consent of the parties thereto;

WHEREAS, the Parties wish to terminate the Loan Agreement;

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Termination of the Loan Agreement. Each of Lightstone and the REIT, hereby agree and acknowledge that, notwithstanding any term of the Loan Agreement, as of March 31, 2017 (the “Effective Date”), the Loan Agreement will be irrevocably and unconditionally terminated (requiring no further action on the part of the parties thereto), and that each shall have no further liability or obligation under the Loan Agreement, in law or in equity, to the other, regardless of when any such liability or obligation arises or becomes known; provided, Sections 3 and 4 of the Loan Agreement and the obligations described therein shall survive termination and continue in effect beyond the Effective Date.

2.	Counterparts. This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), each one of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

3.	Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the Law of the State of New York, not taking into account any rules of conflicts of laws that would cause the application of the laws of any other jurisdiction.

4.	Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5.	Further Assurances. Each Party shall execute and deliver such additional documents as may be reasonably requested by any other Party to consummate the transactions contemplated by this Agreement.

6.	Parties in Interest. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person not a party to this Agreement.

7.	Entire Agreement. This Agreement constitutes the entire agreement and understanding among the Parties in respect of the subject matter hereof and thereof and supersedes all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise among the Parties, or between any of them, with respect to the subject matter hereof and thereof.

8.	Headings. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

The Lightstone Group, LLC
By:	/s/ Joseph E. Teichman
Name:	Joseph E. Teichman
Title:	Executive Vice President

Lightstone Real Estate Income Trust, Inc.

By:	/s/ Donna Brandin
Name:	Donna Brandin
Title:	Chief Financial Officer

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